UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 14, 2016

NATE’S FOOD CO.
(Exact name of registrant as specified in its charter)

Colorado
(State or other jurisdiction of incorporation)

000-52831 (Commission File No.)	46-3403755 (IRS Employer Identification No.)

15061 Springdale, Suite 113, Huntington Beach, California 92649
(Address of principal executive offices) (zip code)

(949) 381-1834
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 8.01 Other Events

In the 4th Quarter of 2015 the Company sent out samples and pricing of Nate’s Homemade Pancake and Waffle Batter to a diverse group of retailers and distributors. The feedback was that the product is great, but the price is not competitive and the size of the can is not kid friendly. In addition, the majority of retailers expressed interest in a wheat based product that was not gluten free.

To address the retailers concerns, the Company has redeveloped the product to be competitive in its ingredients, packaging and marketing.

1. Offering a less expensive, “wheat based version" formulation, with the same flavor profile as the previous formulation. A gluten free formulation is still available for retailers who express interest. The cost savings is 70%.

2. Switched to a non-custom smaller can 55x154. Production of the 55x154 cans are available monthly by CCL container in the millions. The cost savings is 85%.

3. Eliminated the shrink sleeve label, which required extra labor to sleeve the cans, and moved to printing directly on the cans. The cost savings is 40%.

4. All of these cost savings will lower the retail price by 50%-80%, and will initiate more impulse and first time buyers.

5. Moving to a can size that is more kid friendly will open up new marketing opportunities, as well as merchandising options on the store shelves.

7. Multi flavor packs are in development for box stores that will offer competitive pricing.

These changes prevented Nate’s Homemade from launching at the end of 2015. All materials and packaging is on order for new size. ABCO is refining the production line to accommodate upwards of 6,000 cans per batch. The goal is to be in production with these changes in 60 days.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: January 14, 2016.	Nate’s Food Co. By: /s/ Nate Steck Name: Nate Steck. Title: CEO